Exhibit 21.1
Subsidiaries of First Interstate BancSystem, Inc.

Subsidiary	State of Incorporation or Jurisdiction of Organization	Business Name
First Interstate Bank	Montana	First Interstate Bank
FI Statutory Trust I	Connecticut	FI Statutory Trust I
FI Capital Trust II	Delaware	FI Capital Trust II
FI Statutory Trust III	Delaware	FI Statutory Trust III
FI Capital Trust IV	Delaware	FI Capital Trust IV
FI Statutory Trust V	Delaware	FI Statutory Trust V
FI Statutory Trust VI	Delaware	FI Statutory Trust VI
Northwest Bancorporation Capital Trust I	Delaware	Northwest Bancorporation Capital Trust I
Great Western Statutory Trust IV	Connecticut	Great Western Statutory Trust IV
GWB Capital Trust VI	Delaware	GWB Capital Trust VI
HF Financial Capital Trust V	Delaware	HF Financial Capital Trust V
HF Financial Capital Trust VI	Delaware	HF Financial Capital Trust VI
Sunstate Bancshares Trust II	Delaware	Sunstate Bancshares Trust II